Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES PROVIDES COMPANY UDPATES AND INFORMATION ON NASDAQ DEFICINENCY NOTICES

PORTLAND, OR, October 20, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) provides updates following its recent 10-K filing, discusses its proposed rights offering and receipt of Nasdaq deficiency notices.

Fiscal 2022 Earnings Highlights

Schmitt announced its operating results for the fiscal year ended May 31, 2022. Highlights and year-over-year changes include:

•	Consolidated revenues increased $4,292,751, or 76.6%, to $9,893,210.

•	Ice Cream Segment revenue increased $4,272,050, or 105.7%, to $8,315,486.

•	Gross margin increased to 51.2% for the fiscal year ended May 31, 2022, as compared to 36.9%.

•	Operating expenses increased $3,188,154, or 25.5%, to $15,684,457.

•	The Xact product line, which includes ultrasonic-based remote tank monitoring products and related monitoring revenues, is classified as “held for sale” and reported separately as discontinued operations. Income from discontinued operations decreased $120,383, or 22.1%, to $425,108 for the fiscal year ended May 31, 2022.

•	Net loss was ($3,283,776), or ($0.86) per fully diluted share, for the fiscal year ended May 31, 2022.

•	The Company finished the fiscal year with $1,050,910 in cash, as compared to $4,032,690 for the year ended May 31, 2021.

“The Ample Hills team has made significant operational progress over the past year, opening two new iconic scoop shop locations in Manhattan’s Upper West Side and Queens’ Long Island City. These shops have quickly become top performers and are indicative of Ample Hills’ unique brand and offerings. Revenue and margins continue to improve at Ample Hills as there has been additional strength in our primary markets, and we look forward to opening three additional locations in the coming months with more to come,” said Michael R. Zapata, Chairman and CEO of Schmitt Industries.

“The past year has not come without its operational challenges, primarily as Schmitt Industries consolidates and manages the two distinct business segments, Ample Hills and Schmitt Measurement Systems. The difficulty and cost of these processes has been significantly higher than expected. The operational challenges have impacted the timing of our periodic filings with the SEC and required the recent restatements of financial statements for the first, second and third quarters of fiscal 2022, which had an impacted our previously announced letter of intent for a potential transaction and interrupted a capitalization plan for Ample Hills.”

“While we are actively evaluating approaches to simplify the financial operations portion of our business, our focus remains on Ample Hills. We continue to see the opportunity to grow the Ample Hills footprint and gain scale to benefit from the four-wall economics of our scoop shops as we build up our wholesale and e-commerce divisions. As we make further progress on our financial reporting, we fully expect these cost impacts to moderate and further improve our results. To facilitate the necessary growth, we have announced a proposed rights offering. The proposed rights offering will provide our shareholders with an opportunity to invest in our future growth while maintaining their pro-rata ownership. We are excited for the future growth and progress as we continue to bring this unique brand to our neighborhoods." Zapata continued.

Nasdaq Deficiency Notification

On October 19, 2022, we received written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we did not file our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2022 (the “Form 10-Q”) by October 17, 2022, as required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5250(c)(1). Under Nasdaq rules, we now have 60 calendar days, or until December 19, 2022, to submit to Nasdaq a plan to regain compliance with the Nasdaq rules. If Nasdaq accepts the plan, we will have until April 17, 2023 to regain compliance. We are working towards finalizing the Form 10-Q and intend to file the Form 10-Q in November to regain compliance.

As discussed in the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2022, on October 14, 2022, the Company also received notification from the Staff of Nasdaq that the Company (1) did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) for the Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2.5 million, and (2) no longer was in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605 due to the resignation of Ms. Tung from the Company’s Audit Committee.

There can be no assurance that the Company will be able to regain compliance with Nasdaq Listing Rule 5550(b)(1), Nasdaq Listing Rule 5605, Nasdaq Listing Rule 5250(c)(1) or maintain compliance with any other listing requirements. The notification has no immediate effect on the listing or trading of the Company’s common stock, which will continue to be listed and traded on the Nasdaq Capital Market under the symbol “SMIT”, subject to the Company’s compliance with the other Nasdaq listing requirements.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

No rights offering will be made until the Company announces the definitive terms of the rights offering and the registration statement incorporating those terms is declared effective by the SEC.

For more information contact:	Michael R. Zapata, President and CEO Phillip Bosco, CFO and Treasurer (503) 227-7908